EXHIBIT 99.1
Celebrate Express, Inc. Announces First Quarter Fiscal 2007 Financial Results
KIRKLAND, WA —(BUSINESS WIRE)—September 28, 2006—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its first quarter of fiscal 2007 ended August 31, 2006.
Celebrate Express reported net sales of $19.9 million in the first quarter of fiscal 2007, an increase of 11% from net sales of $17.9 million during the same period last year. Net loss for the first quarter of fiscal 2007 was ($326,000), or ($0.04) per diluted share, compared with net income of $700,000, or $0.09 per diluted share, in the first quarter of fiscal 2006. Weighted average diluted shares outstanding were 7.8 million for the first quarter of fiscal 2007, compared with 8.0 million for the first quarter of fiscal 2006.
During the quarter just ended, the Company attracted approximately 133,000 new customers, compared with 118,000 in the same quarter of the prior year, an increase of 13%. Net sales per order were $80.80 in the first quarter of fiscal 2007, compared with $82.03 in the first quarter of fiscal 2006. The reduction in net sales per order was primarily due to the lower average order size for the Storybook Heirlooms brand, which decreased from $101.26 in the prior year to $85.27, as a result of discounted sales efforts undertaken to wind down the operations of the brand. Revenue from the Company’s websites represented approximately 73% of net sales in the quarter just ended, up from approximately 64% in the same quarter of the prior year.
Revenue from the Birthday Express brand during the quarter just ended increased 15% from the prior year to $17.9 million. Revenue from the Storybook Heirlooms brand decreased 20% from the prior year to $1.0 million, due primarily to the wind down of the operations of the brand. Revenue from the Costume Express brand decreased approximately 10% from the prior year to $1.0 million. Kevin Green, chief executive officer of Celebrate Express stated, “It is important to point out that the year-over-year revenue decrease in the Costume Express brand was due in part to less cross-marketing of Costumes to the Storybook customer base during the first quarter of the current year. Circulation to our Storybook customers in the first quarter of fiscal 2007 was focused primarily on selling through the remaining Storybook inventory, and the majority of these customers have now received Costume Express mailings in the current quarter. We are pleased with the Costume Express results that we have seen thus far in September, which continue to suggest that year-over-year growth will be in-line with our expectations for this brand during the Halloween selling season.”
The Company reported that the decrease in earnings from the prior year was due to three primary factors.
•	Selling and marketing expenses increased to 26.7% of net sales during the quarter, compared with 22.4% of net sales in the same quarter last year. This increase, which was anticipated in the Company’s previously stated guidance, relates to lower response rates, primarily from the customer file.

•	Fulfillment expenses increased to 14.9% of net sales during the quarter just ended, compared with 12.9% during the same quarter last year. This increase was also anticipated in the guidance and relates to higher labor and related costs to ship customer orders. Management believes that fulfillment costs as a percentage of net sales will begin to show year-over-year improvement in the fourth quarter of fiscal 2007.

•	General and administrative costs increased $622,000 from the prior year. Two significant components of this increase were staffing costs and stock compensation expense.
The Company recently announced two key executive hires, vice president of operations and vice president of information technology. Mr. Green continued, “The Company has recently made significant progress in building out the senior management team, which is an essential step for our future success. We are excited to have these quality individuals in place and are now in a stronger position to achieve our objectives. We remain focused on continued improvements in our distribution center to strengthen our customers’ experience, as well as drive down fulfillment costs.”
Highlights
•	The Company’s customer database is now at approximately 3.0 million customers.

•	The Company shipped approximately 247,000 orders during the first quarter of fiscal 2007, an increase of 13% from 219,000 orders shipped in the first quarter of fiscal 2006.

•	The Company had cash and cash equivalents of $29.3 million at August 31, 2006, compared with $31.3 million at May 31, 2006. The decrease is due primarily to increases in inventory and prepaid catalog costs for the Costume Express brand preceding the Halloween season.

•	Effective with its fiscal year 2007, the Company adopted the new accounting requirements of Statement of Financial Accounting Standards No. 123R (Revised 2004), “Share-Based Payment,” relating to the expensing of stock-based compensation. During the first quarter of fiscal 2007, the Company recorded stock compensation expense of $279,000, compared with stock compensation expense of $60,000 during the same quarter in the prior year.
Financial Guidance
The following forward-looking statements reflect Celebrate Express’ expectations as of September 28, 2006. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.
Management’s expectations for the full fiscal year ending May 31, 2007 remain unchanged from our most recent guidance and are as follows:
•	Net sales are expected to be between $91 million and $94 million.

•	Net income is expected to be in a range of ($0.08) to $0.01 per diluted share for fiscal 2007. Estimated stock compensation expense under SFAS 123R included in the financial guidance is approximately $1.5 million

•	Weighted average diluted shares outstanding are expected to be approximately 8.2 million.
Effective with our fiscal year that began on June 1, 2006, the Company adopted the new accounting requirements related to expensing stock-based compensation in accordance with SFAS 123R. Stock-based compensation expense had a significant impact on our net income and earnings per diluted share in the first quarter of fiscal 2007 and will continue to have a significant impact on our net income and diluted earnings per share in the future. Actual stock compensation expense may differ from the estimates noted above based on the timing and amount of options granted, the assumptions used in valuing these options and other factors.

Conference Call
Company management will be holding a conference call to discuss financial results for its first quarter of fiscal 2007 on Thursday, September 28th, 2006 at 5:00 p.m. ET/ 2:00 pm. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-866-578-5747 and entering password 97846691. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 79721735.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “suggest,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs, our ability to manage our distribution and fulfillment operations, competition from other retailers, the strength of our brands, our ability to recruit and maintain senior management and other key personnel, and other risks detailed in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Additional information will also be set forth in our quarterly report on form 10-Q for the quarter ended August 31, 2006, which we expect to file on or before October 16, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates two brands: Birthday Express markets children’s party products, and Costume Express markets children’s costumes and accessories. The Company utilizes its branded websites, BirthdayExpress.com and CostumeExpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com
or
Katie Manning (Media Relations), 425-250-1064 x136
katiem@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	August 31,	May 31,
	2006	2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$29,271	$31,327
Accounts receivable	303	339
Inventories	10,297	8,333
Prepaid expenses	5,277	4,097
Deferred income taxes	309	400

Total current assets	$45,457	44,496

Fixed assets, net	$4,640	$4,662
Deferred income taxes	8,088	7,940
Other assets, net	102	102

Total assets	$58,287	$57,200

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,946	$3,151
Accrued liabilities	4,271	3,972

Total current liabilities	8,217	7,123

Shareholders’ equity
Common stock and additional paid-in capital	65,601	65,495
Unearned compensation	—	(213)
Accumulated deficit	(15,531)	(15,205)

Total shareholders’ equity	50,070	50,077

Total liabilities and shareholders’ equity	$58,287	$57,200

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three-Months Ended
	August 31,	August 31,
	2006	2005
Net sales	$19,942	$17,928
Cost of sales (1)	9,944	8,917

Gross margin	9,998	9,011
Operating expenses:
Fulfillment (1)	2,979	2,310
Selling and marketing (1)	5,318	4,022
General and administrative (1)	2,442	1,820

Total operating expenses	10,739	8,152

Income (loss) from operations	(741)	859
Other income, net:
Interest income, net	383	242

Net income (loss) before income taxes	(358)	1,101
Income tax benefit (expense)	32	(401)

Net income (loss)	(326)	700

Net income (loss) per share:
Basic	$(0.04)	$0.09

Diluted	$(0.04)	$0.09

Weighted average shares outstanding:
Basic	7,789	7,529
Diluted	7,789	7,959

(1) Stock-based compensation is included in the expense line items above in the following amounts:

Cost of Sales	$9	$5
Fulfillment	14	5
Selling and marketing	61	34
General and administrative	195	16

	$279	$60

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended
	August 31,	August 31,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(326)	$700
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	(32)	401
Depreciation and amortization	380	255
Stock-based compensation	279	60
Excess tax benefit from exercise of stock options	(26)	—
Changes in operating assets and liabilities:
Accounts receivable	36	(176)
Inventories	(1,963)	(2,088)
Prepaid expenses and other assets	(1,179)	(1,136)
Accounts payable	795	372
Accrued liabilities	299	1,712

Net cash provided by (used in) operating activities	(1,737)	100

Cash flows from investing activities:
Payments for purchases of fixed assets	(358)	(539)

Net cash used in investing activities	(358)	(539)

Cash flows from financing activities:
Principal payments on capital lease obligations	—	(5)
Proceeds from exercise of stock options	13	15
Excess tax benefit from exercise of stock options	26	—

Net cash provided by financing activities	39	10

Net decrease in cash and cash equivalents	(2,056)	(429)

Cash and cash equivalents:
Beginning of period	31,327	30,769

End of period	$29,271	$30,340